Exhibit 99.4 - Filing Fee Exhibit

CALCULATION OF FILING FEE TABLES

SC TO-I

(Form Type)

John Hancock GA Mortgage Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$150,000,000.00	(a)	$110.20	$16,530.00	(b)
Fees Previously Paid	–			–
Total Transaction Valuation	$150,000,000.00	(a)
Total Fees Due for Filing				$16,530.00
Total Fees Previously Paid				–
Total Fee Offsets				–
Net Fee Due				$16,530.00

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.

(b)	Calculated at $110.20 per $1,000,000 of the Transaction Valuation.

Table 2 – Fee Offset Claims and Sources

Not applicable.